                                                                     EXHIBIT 4.3

                               NOVA CHEMICALS INC.

                         U.S. SAVINGS AND PROFIT SHARING

                                RESTORATION PLAN

                                TABLE OF CONTENTS

ARTICLE I.        DEFINITIONS                                             I-1
         1.1      Adjustment Factor.                                      I-1
         1.2      Affiliated Company.                                     I-1
         1.3      Annual Entry Date.                                      I-2
         1.4      Basic Annual Earnings.                                  I-2
         1.5      Basic Biweekly Earnings.                                I-2
         1.6      Board.                                                  I-2
         1.7      Code.                                                   I-2
         1.8      Committee.                                              I-2
         1.9      Company.                                                I-2
         1.10     Continuous Service.                                     I-3
         1.11     Contributions.                                          I-3
         1.12     Death Valuation Date.                                   I-4
         1.13     Effective Date.                                         I-4
         1.14     Employee.                                               I-4
         1.15     ERISA.                                                  I-4
         1.16     Excess Basic Annual Earnings.                           I-4
         1.17     Excess Basic Biweekly Earnings.                         I-4
         1.18     Highly Compensated Participant.                         I-4
         1.19     Market Value.                                           I-5
         1.20     NOVA Chemicals.                                         I-5
         1.21     NOVA Chemicals Stock.                                   I-5
         1.22     Participant.                                            I-5
         1.23     Plan or Restoration Plan.                               I-5
         1.24     Plan Year.                                              I-5
         1.25     Plan Administrator.                                     I-5
         1.26     Profit Sharing Allocations.                             I-6
         1.27     Profit Sharing Participant.                             I-6
         1.28     Restoration Account.                                    I-6
         1.29     Savings & Profit Sharing Plan.                          I-6
         1.30     Special Entry Date.                                     I-6
         1.31     Trust or Trust Fund.                                    I-6
         1.32     Trustee.                                                I-6


ARTICLE II.       GENERAL                                                 II-1
         2.1      Capacity.                                               II-1
         2.2      Choice of Law.                                          II-1
         2.3      Construction.                                           II-1
         2.4      Form of Notice.                                         II-1
         2.5      Share Distribution.                                     II-2
         2.6      Share Limitation.                                       II-2

ARTICLE III.      ELIGIBILITY AND REGISTRATION                            III-1
         3.1      Eligibility.                                            III-1
         3.2      Entry Dates.                                            III-1
         3.3      Change in Excess Earnings.                              III-1
         3.4      Disability.                                             III-2
         3.5      Suspended Participation.                                III-2
         3.6      Deferral Election.                                      III-2
         3.7      Irrevocability of Deferral.                             III-3

ARTICLE IV.       CONTRIBUTIONS                                           IV-1
         4.1      Eligibility.                                            IV-1

ARTICLE V.        MAINTENANCE AND CREDITING OF PARTICIPANT'S ACCOUNTS     V-1
         5.1      Accounts.                                               V-1
         5.2      Crediting to Accounts.                                  V-1
         5.3      Time of Crediting.                                      V-1
         5.4      Statements.                                             V-2
         5.5      Construction.                                           V-2
         5.6      No Diversification Rights.                              V-2

ARTICLE VI.       INVESTMENTS                                             VI-1

ARTICLE VII.      VESTING                                                 VII-1
         7.1      Nonforfeitable.                                         VII-1
         7.2      Vesting of Contributions.                               VII-1
         7.3      Vesting of Earnings.                                    VII-1
         7.4      Decreases.                                              VII-1


ARTICLE VIII.     ASSIGNMENT                                              VIII-1
         8.1      No Assignment.                                          VIII-1
         8.2      Effect of Actions.                                      VIII-1

ARTICLE IX.       DISTRIBUTIONS                                           IX-1
         9.1      No Loans or Withdrawals.                                IX-1
         9.2      Distribution on Death.                                  IX-1
         9.3      Distribution on Termination.                            IX-1
         9.4      Election of Optional Payment Methods.                   IX-2
         9.5      Cash or Shares.                                         IX-2
         9.6      Discharge.                                              IX-3

ARTICLE X.        THE COMMITTEE                                           X-1
         10.1     Structure.                                              X-1
         10.2     Powers, Authorities and Discretions.                    X-1

ARTICLE XI.       MANAGEMENT OF THE RESTORATION PLAN TRUST                XI-1
         11.1     Trust.                                                  XI-1
         11.2     Exclusive Purposes.                                     XI-1
         11.3     Appointment of Trustee.                                 XI-1
         11.4     Expenses.                                               XI-1

ARTICLE XII.      AMENDMENTS TO THE RESTORATION PLAN                      XII-1
         12.1     Amendment and Termination.                              XII-1
         12.2     Accrued Benefits.                                       XII-1
         12.3     Corrections.                                            XII-1
         12.4     Effect on Trustee.                                      XII-1

ARTICLE XIII.     APPLICATION FOR BENEFITS                                XIII-1
         13.1     Application.                                            XIII-1
         13.2     Timing.                                                 XIII-1
         13.3     Appeal.                                                 XIII-2

ARTICLE XIV.      YOUR RIGHTS                                             XIV-1
         14.1     Unsecured Rights.                                       XIV-1
         14.2     Unfunded Plan.                                          XIV-1
         14.3     No Guarantee.                                           XIV-1

ARTICLE XV.       MERGER RESTRICTION                                      XV-1

ARTICLE XVI.      MISCELLANEOUS                                           XVI-1
         16.1     No Employment Rights.                                   XVI-1
         16.2     No Shareholder Rights.                                  XVI-1
         16.3     Transfer Restrictions Provisions.                       XVI-1
         16.4     Binding Action.                                         XVI-2
         16.5     Withholding.                                            XVI-3
         16.6     Indemnity.                                              XVI-3
         16.7     Compliance with Law.                                    XVI-3

                               NOVA CHEMICALS INC.
                U.S. SAVINGS AND PROFIT SHARING RESTORATION PLAN

     This Restoration Plan is an unfunded, deferred compensation plan established by NOVA Chemicals Inc. to supplement benefits payable to certain participants in the NOVA Chemicals Savings & Profit Sharing Plan for U.S. Employees ("Savings & Profit Sharing Plan") by permitting a select group of management or highly compensated employees (within the meaning of Sections 201, 301 and 401 0f ERISA) to defer a portion of their compensation.

     The purpose of this Restoration Plan is to allow each eligible Plan participant the opportunity to receive the same level of Company contribution such participant would have received if the limitations on compensation and pre-tax elective deferrals under Code Sections 401(a)(17) and 402(g) did not apply.

ARTICLE I.    DEFINITIONS

     For purposes of this Restoration Plan, capitalized terms, unless defined herein, shall have the meanings specified in the Savings & Profit Sharing Plan, unless a different meaning is plainly required by the context.

     1.1 ADJUSTMENT FACTOR. "Adjustment Factor" means the cost of living adjustment factor under Code section 415(d).

     1.2 AFFILIATED COMPANY. "Affiliated Company" shall mean any corporation (other than a foreign corporation which is an excluded member under Code section 1563(b)(2)(C)) included with the Company in a controlled group of corporations as determined under Code Section 414(b), or a trade or business under common control with the Company as determined under Code Section 414(c), any organization which is a member of an affiliated service group as determined under Code Section 414(m), and any other organization required to be included under code Section 414(o), but only during the period such corporation, or trade or business or organization is, as applicable, under common control with the Company or in a controlled group of corporations with the Company.

     1.3 ANNUAL ENTRY DATE. "Annual Entry Date" means for the first Plan Year, February 1, and for subsequent Plan Years, January 1.

     1.4 BASIC ANNUAL EARNINGS. "Basic Annual Earnings" means, in respect of a Plan Year, the aggregate Basic Biweekly Earnings received by an Employee from the Company during the fiscal year ending in or concurrently with such Plan Year.

     1.5 BASIC BIWEEKLY EARNINGS. "Basic Biweekly Earnings" means, at any point in time, the rate of basic biweekly earnings received by an Employee from the Company, but does not include any other compensation such as, without limiting the generality of the foregoing, shift differential, overtime pay, performance bonuses, commissions, or the value of any benefits; provided that Basic Biweekly Earnings for an Employee receiving disability benefits under the Long Term Disability Plan shall mean the rate of basic biweekly earnings being received by the Employee on the date he first became eligible for Long Term Disability payments without any increase.

     1.6 BOARD. "Board" means the Board of Directors of NOVA Chemicals Inc.

     1.7 CODE. "Code" means the Internal Revenue Code of 1986, as the same may be amended from time to time hereafter.

     1.8 COMMITTEE. "Committee" means the committee appointed by the Board, pursuant to Article X hereof.

     1.9 COMPANY. "Company" means NOVA Chemicals Inc. and any associated, affiliated and subsidiary company of NOVA Chemicals Inc. as may be designated from time to time by resolution of the Board, and which has adopted this Restoration Plan on behalf of its Employees. Solely for those purposes, and to the extent required by the Code, "Company" shall include Affiliated Companies. Any Company which has adopted this Restoration Plan on behalf of its eligible Employees shall be deemed to have terminated its participation in the Restoration Plan effective as of the date it is no longer an Affiliated Company.

     1.10 CONTINUOUS SERVICE. "Continuous Service" means the period of time beginning on the date an Employee begins employment or the date the Employee is rehired after termination of employment, as applicable, and ending on the date the Employee quits, retires, dies or is discharged; provided that where the date of employment or reemployment falls on the first regular working day of a month, the period of Continuous Service shall be deemed to have commenced on the first day of such month. If an Employee terminates employment with the Company and is reemployed by the Company within the twelve-month period immediately following his termination of employment, such Employee's "Continuous Service" shall include each day during the period following his termination of employment and ending with the date of reemployment.

     1.11 CONTRIBUTIONS. "Contributions" means Deferred Profit Sharing Contributions, Excess Basic Savings Contributions, Excess Matching Contributions, Excess Voluntary Savings Contributions, and Share Purchase Incentive Contributions, as defined below.

     (a) "Deferred Profit Sharing Contributions" means that portion of the Profit Sharing Allocation deferred under the Restoration Plan by a Participant in accordance with Article IV.

     (b) "Excess Basic Savings Contributions" means, in respect of an amount credited by the Company to a Highly Compensated Participant's Restoration Account, 2% of Excess Basic Biweekly Earnings.

     (c) "Excess Matching Contributions" means, in respect of an amount credited by the Company at a point in time to a Highly Compensated Participant's Restoration Account, 50% of such Highly Compensated
Participant's Excess Voluntary Savings Contributions.

     (d) "Excess Voluntary Savings Contributions" means a Highly Compensated Participant's deferral equal to 4% of Excess Basic Biweekly Earnings that are credited to such Highly Compensated Participant's Restoration Account.

     (e) "Share Purchase Incentive Contributions" means, in respect of an amount credited by the Company at a point in time in respect of Excess Basic Savings Contributions, Deferred Profit Sharing Contributions and Excess Voluntary Savings Contributions credited to a Participant's Restoration Account for a Plan Year, an amount equal to 20% of all such Contributions contributed at that time.

     1.12 DEATH VALUATION DATE. "Death Valuation Date" means the last day of the calendar month in which a Participant's death occurs.

     1.13 EFFECTIVE DATE. "Effective Date" of the Restoration Plan means February 1, 2001.

     1.14 EMPLOYEE. "Employee" means an individual employed by the Company, excluding all leased employees within the meaning of Code Section 414(n)(2).

     1.15 ERISA. "ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time hereafter.

     1.16 EXCESS BASIC ANNUAL EARNINGS. "Excess Basic Annual Earnings" means, in respect of a Plan Year, the aggregate of the Excess Basic Biweekly Earnings received by an Employee from the Company during the fiscal year ending in or concurrently with such Plan Year.

     1.17 EXCESS BASIC BIWEEKLY EARNINGS. "Excess Basic Biweekly Earnings" means the amount of Basic Biweekly Earnings received by an Employee from the Company that exceeds $6,538.46, multiplied by the Adjustment Factor.

     1.18 HIGHLY COMPENSATED PARTICIPANT. "Highly Compensated Participant" means any Savings & Profit Sharing Plan participant with Excess Basic Annual Earnings for a Plan Year who becomes a Participant of the Restoration Plan by satisfying the requirements set forth in Section III hereof.

     1.19 MARKET VALUE. "Market Value" means, for each share of NOVA Chemicals Stock, the closing price of such share on the New York Stock Exchange on the date the Market Value is being determined, or if such date is not a day on which a closing price is available, then on the next immediately preceding day on which such a closing price is available.

     1.20 NOVA CHEMICALS. "NOVA Chemicals" means NOVA Chemicals Corporation, a Canadian corporation of which the Company is a wholly owned subsidiary.

     1.21 NOVA CHEMICALS STOCK. "NOVA Chemicals Stock" means the issued and outstanding common shares in the capital stock of NOVA Chemicals, and any other shares resulting from redemption or change of such shares or resulting from amalgamation, consolidation or mergers of NOVA Chemicals.

     1.22 PARTICIPANT. "Participant" means, when the context so requires, Highly Compensated Participants and Profit Sharing Participants, and other Employees or former Employees with a Restoration Account balance in respect of whom there has not been a complete settlement of all rights provided in Section VIII under the Restoration Plan.

     1.23 PLAN OR RESTORATION PLAN. "Plan" or "Restoration Plan" means the NOVA Chemicals Inc. U.S. Savings and Profit Sharing Restoration Plan, as amended from time to time.

     1.24 PLAN YEAR. "Plan Year" means the 12 consecutive-month period which begins on January 1 and ends on the following December 31.

     1.25 PLAN ADMINISTRATOR. "Plan Administrator" means NOVA Chemicals Inc.

     1.26 PROFIT SHARING ALLOCATIONS. "Profit Sharing Allocations" means the amount made available by the Company to a Participant as defined in the Savings & Profit Sharing Plan.

     1.27 PROFIT SHARING PARTICIPANT. "Profit Sharing Participant" means any Employee who is a Savings & Profit Sharing Plan participant and whose Basic Annual Earnings for a Plan Year exceed ten (10) times the limit described in Code Section 402(g), but whose aggregate earnings from the Company do not generate Excess Basic Annual Earnings, and who becomes a Participant of the Restoration Plan by satisfying the requirements set forth in Article III hereof.

     1.28 RESTORATION ACCOUNT. "Restoration Account" means a bookkeeping account maintained by the Company to record a Participant's interest in the Restoration Plan.

     1.29 SAVINGS & PROFIT SHARING PLAN. "Savings & Profit Sharing Plan" means the Employee Savings and Profit Sharing Plan for Employees of NOVA Chemicals Inc., as amended from time to time.

     1.30 SPECIAL ENTRY DATE. "Special Entry Date" means April 30 of each Plan Year.

     1.31 TRUST OR TRUST FUND. "Trust" or "Trust Fund" means the NOVA Chemicals Inc. U.S. Savings and Profit Restoration Plan Trust.

     1.32 TRUSTEE. "Trustee" means The Charles Schwab Trust Company, or its successor.

ARTICLE II.   GENERAL

     2.1 CAPACITY. If any Participant entitled to receive any benefits hereunder, becomes in the judgment of the Committee physically or mentally incapable of personally receiving and giving a receipt for any payment or distribution, the Committee may make payment or distribution to such other person or persons who, in judgment of the Committee, shall then be maintaining or having custody of the assets of such Participant, or shall be legally entitled to receive such payment or distribution, and such payment or distribution shall constitute a complete discharge of liability with respect to any such benefit.

     2.2 CHOICE OF LAW. All legal questions pertaining to the Restoration Plan shall be determined in accordance with the laws of the Commonwealth of Pennsylvania to the extent not otherwise governed by the Code or preempted by ERISA.

     2.3 CONSTRUCTION. In the text, words importing the singular meaning shall include the plural and vice versa, and words importing the masculine shall include the feminine and neuter genders. A reference to a month shall mean a calendar month; a reference to a year shall mean a calendar year.

     2.4 FORM OF NOTICE. The Committee may from time to time prescribe such forms or other notices or communications for use by the Committee, the Company, the Participants and by Employees, prospective Participants and beneficiaries of deceased Participants as the Committee may deem appropriate. The Committee may specify the information to be included in such forms, notices or other communications to be given to the Company, the Committee or such other persons, and the time within which such forms, notices or communications shall be given to the Company, the Committee, or such other persons and the manner by which such forms, notices or communications may be delivered, including telephonic and electronic means. The Committee may waive any such requirement on such terms and conditions, if any, as the Committee may deem appropriate.

     2.5 SHARE DISTRIBUTION. In the case of any distribution, nothing in the Restoration Plan shall require the Company to sell, purchase or deliver any fraction of a share, provided that the person who otherwise would be entitled to the delivery of a fractional share receives a cash payment therefore in proportion to the Market Value of such share on the relevant date.

     2.6 SHARE LIMITATION. Notwithstanding any other provision of the Restoration Plan, the Company may not acquire or be required to acquire for the purpose of the Restoration Plan any common shares in the capital stock of NOVA Chemicals which will result in the Restoration Plan, or the trust funds of the Savings & Profit Sharing Plan or any Reciprocal Plans (as such term is defined in the Savings & Profit Sharing Plan), holding shares which, in the aggregate, amount to more than 10% of the outstanding common shares in the capital stock of NOVA Chemicals.

ARTICLE III   ELIGIBILITY AND REGISTRATION

     3.1 ELIGIBILITY. To be eligible for participation in the Restoration Plan an Employee shall have (a) completed one year of Year of Continuous Service with the Company prior to his or her Entry Date, (b) enrolled in the Savings & Profit Sharing Plan at the time the election to participate in this Restoration Plan is filed with the Committee, (c) attained the status of either a Highly Compensated Participant or a Profit Sharing Participant, and (d) executed and delivered to the Committee a deferral election form as described in Section 3.6.

     3.2 ENTRY DATES.

     (a) EFFECTIVE DATE. For the first Plan Year, Participants who have satisfied the requirements of Section 3.1 on or before the Effective Date shall be eligible to make deferrals on the Effective Date, and to be credited with a special catch-up contribution as described in Section 4.1(c).

     (b) AFTER THE EFFECTIVE DATE. Participants who satisfy the eligibility requirements of Section 3.1 after the Effective Date shall be eligible to make deferrals for a Plan Year on and after the later of (i) the Annual Entry Date or (ii) the first day of the calendar month after completing one year of Year of Continuous Service.

     (c) SPECIAL ENTRY DATE. An Employee who, due to an increase in Basic Annual Earnings after the first day of the Plan Year and prior to the Special Entry Date, is expected to become a Highly Compensated Participant for that Plan Year and has otherwise satisfied the eligibility requirements of Section
3.1 shall be eligible to make deferrals on and after the Special Entry Date for such Plan Year.

     3.3 CHANGE IN EXCESS EARNINGS. During any period in which an Employee is no longer considered a Highly Compensated Participant because the Employee is no longer receiving Excess Basic Biweekly Earnings while remaining an Employee (for example, while on leave of absence without pay), such Employee shall not be entitled to receive Excess Basic Savings Contributions, Excess Matching Contributions, or the Share Purchase Incentive Contributions related to those Contributions under this Restoration Plan, but may be eligible as a Profit Sharing Participant to make (or have made on such Employee's behalf) Deferred Profit Sharing Contributions and the related Share Purchase Incentive Contributions to the extent otherwise authorized in the Restoration Plan.

     3.4 DISABILITY. Any Highly Compensated Participant participating in the Plan and who during a Plan Year is receiving benefits under the Long Term Disability Plan shall continue in accordance with this Section 3.4, to be entitled only to the right to receive Excess Basic Savings Contributions and the related Share Purchase Incentive Contributions that are made by the Company. In such event, the Contributions described in the preceding sentence shall continue to be made only for so long as such Participant continues to meet the definition of a Highly Compensated Participant while receiving benefits under the Long Term Disability Plan.


                                                                           III-1

     3.5 SUSPENDED PARTICIPATION. A Participant who ceases to be an Employee eligible to participate in the Restoration Plan, but who has not terminated employment with the Company and its Affiliated Companies, shall become a suspended Participant. A suspended Participant shall not be eligible to receive or make any Contributions attributable to service performed during any period of suspension, and no Contributions based on Excess Basic Biweekly Earnings or Excess Basic Annual Earnings from and after the date of the suspension, shall be credited to such Participant's Restoration Account, although earnings, gains and losses shall continue to be recognized within such Restoration Account, nor shall such Participant be eligible to make, or have made on his behalf, Deferred Profit Sharing Contributions. A Participant's Contributions may resume on the date the suspended status ends in accordance with an effective Deferral Election; provided that the Participant made an election for the Plan Year in which the suspension ends. The Company's Contributions may resume on the date the suspended status ends; provided, however, that the Participant previously elected to contribute his or her 4% Excess Voluntary Contribution for the Plan Year in which the suspension ended.

     3.6 DEFERRAL ELECTION. An Employee shall not become a Participant in the Restoration Plan unless and until he or she has executed and delivered to the Committee a deferral election form and any other forms or agreements prescribed by the Committee, and the Committee shall have accepted such deferral election. A Participant must submit his or her deferral election form and any other required forms or agreements:

     (a) for the first Plan Year, on or before the Annual Entry Date; and

     (b) for subsequent Plan Years, (i) on or before December 1 of the year preceding the calendar year in which deferrals are to be made or (ii) at least ten (10) days before the Special Entry Date.

     The Special Entry Date only applies to an Employee who has completed one year of year of Continuous Service, is enrolled in the Savings & Profit Sharing Plan and who, due to an increase in his Basic Biweekly Earnings between December 1 of the preceding Calendar Year and the Special Entry Date, is expected to have Excess Basic Earnings for the Plan Year that contains the Special Entry Date.

     A Participant whose first year of year of Continuous Service ends after the Annual Entry Date, must, nonetheless, submit the deferral election form at the time required by clause (b)(i) in the preceding sentence. In addition, a Profit Sharing Participant and a Highly Compensated Participant may elect to defer all or part of the Profit Sharing Allocation payable to such Employee by filing a profit sharing deferral election on such forms or agreements prescribed by the Committee not later than December 1 of each calendar year or such later date the Committee permits; provided, however, that such other later date occurs before the Profit Sharing Allocation is determined by the Company and communicated to such Participants. A Highly Compensated Participants' election to make an Excess Voluntary Savings deferral shall be required in order to be credited with Excess Basic Savings Contributions, Excess


                                                                           III-2

Matching Contributions and Share Purchase Incentive Contributions. All such elections shall expire at the end of the Plan Year.

     3.7 IRREVOCABILITY OF DEFERRAL. Any deferral election by a Participant shall become irrevocable upon receipt by the Committee.


                                                                           III-3

ARTICLE IV.   CONTRIBUTIONS

     4.1 ELIGIBILITY.

     The following provisions shall apply to each Participant with respect to the Excess Basic Savings Contribution, Deferred Profit Sharing Contribution, Excess Matching Contribution, Excess Voluntary Savings Contribution and Share Purchase Incentive Contribution features of the Restoration Plan.

     (a) The Company shall credit each month by biweekly installments to a Highly Compensated Participant's Restoration Account an amount equal to such Participant's 4% Excess Voluntary Savings Contribution, the Company's 2% Excess Matching Contribution and the Company's 2% Excess Basic Savings Contributions. If an Employee who would qualify as an eligible Highly Compensated Participant does not make an Excess Voluntary Savings Contribution for a Plan Year, then no Excess Matching or Excess Basic Contributions shall be credited to such Participant's Restoration Account for that Plan Year.

     (b) Within sixty (60) days after the Board has approved the Profit Sharing Allocation, the Company shall credit to each electing Participant's Restoration Account an amount equal to the portion of the Participant's Profit Sharing Allocation that the Participant elects to have contributed to the Plan as Deferred Profit Sharing Contributions for such Plan Year. A Participant's Deferred Profit Sharing Contributions election is valid only if the Participant is actually employed on the date the Contribution is made to the Plan even if such Participant was eligible to receive the Profit Sharing Allocation. At the time the Participant's Restoration Account is credited with Deferred Profit Sharing Contributions, the Company shall, as soon as practicable thereafter, credit to such Participant's Restoration Account established for the Plan Year the related Share Purchase Incentive Contributions.

     (c) Solely with respect to each Highly Compensated Participant on the Effective Date, the Company shall credit each such Highly Compensated Participant's Restoration Account as soon as practicable after the Effective Date with a special one-time catch-up contribution equal to the sum of:

          (i) 4% of the Highly Compensated Participant's Basic Annual Earnings for each of 1997, 1998 and 1999 that exceeds $160,000 and, for 2000, Basic Annual Earnings in excess of $170,000; plus

          (ii) the Company's profit sharing contribution attributable to the Participant's Basic Annual Earnings for each of 1997, 1998 and 1999 in excess of $160,000 that was not contributed to the Savings & Profit Sharing Plan due to the limitations of Code section 401(a)(17); plus

          (iii) an additional 20% of the sum of the amounts in subparagraphs (I) and (ii) above.

     Notwithstanding the foregoing to the contrary, each such Highly Compensated Participant eligible for a special one-time catch-up contribution must have completed one year of Continuous Service prior to each such year and must still be employed as of the Effective Date in order to be credited with a contribution for such year.

ARTICLE V.    MAINTENANCE AND CREDITING OF PARTICIPANT'S ACCOUNTS

     5.1 ACCOUNTS. A Participant's Restoration Account shall be maintained for each Participant which shall record:

     (a) the Excess Basic Savings Contributions, Deferred Profit Sharing Contributions, Excess Matching Contributions and Excess Voluntary Savings Contributions payable by the Company to the Restoration Plan and credited on behalf of the Participant; and

     (b) the Share Purchase Incentive Contributions to the Restoration Plan.

     5.2 CREDITING TO ACCOUNTS. A Participant's Restoration Account shall record:

     (a) any amounts credited to a Participant's Restoration Account as described in Section 5.1 above will be deemed to have been invested or reinvested in NOVA Chemicals Stock; and

     (b) the amounts credited on behalf of the Participant equal to dividends or distributions that were actually paid on or in respect of the number of shares of NOVA Chemicals Stock that were credited to such Participant's Restoration Account.

     5.3 TIME OF CREDITING. All Contributions made by the Company in respect of a Participant and all earnings and distributions credited to prior Contributions shall be credited by the Company as follows:

     (a) in the Participant's Restoration Account as soon as practicable on or after the date of such Contributions or earnings and distributions are determined;

     (b) amounts credited under paragraph (a) above shall be deemed immediately invested in NOVA Chemicals Stock. The aggregate number of shares deemed acquired shall be a whole number equal to the amounts of the Contributions and earnings other than stock dividends, credited to the Participant's Restoration Account divided by the Market Value of the NOVA Chemicals Stock on the applicable date. No fractional shares shall be credited. Any contributions or earnings that are not invested in NOVA Chemicals Stock shall be credited to Participants' cash subaccounts to be deemed reinvested in whole shares of NOVA Chemicals Stock from time to time, based on the Market Value at such times. Pending such reinvestment, cash shall be credited with interest on a daily basis equal to the rate on the short-term investment fund held in the Savings & Profit Sharing Plan.

     5.4 STATEMENTS. At least annually, the Committee shall value the Participants' Restoration Accounts on the basis of Market Value. Each Participant shall receive a statement of the balance in his Restoration Account at least annually.

     5.5 CONSTRUCTION. References hereunder to the acquisition, investment or issuance of shares shall be understood, where appropriate, as references to the crediting of such shares on a book entry basis even if not explicitly so stated. The book entry accounts to be maintained under this Restoration Plan are intended to record (on a "deemed" basis) the economic equivalent of the benefits that Participants would have accumulated if the relevant shares of stock had been credited to actual accounts in a non-taxable trust for their benefit under the Savings & Profit Sharing Plan (but without duplication of benefits provided through another mechanism). Accordingly, appropriate book entries and adjustments shall be made to equitably record the receipt or distribution of securities, property or cash (to the extent not specifically addressed herein) that would have occurred had the actual shares been maintained in a trusteed account and ultimately distributed therefrom. This section 5.5 shall not be construed as authorizing the creation of other mechanisms for the provision of the benefits referred.

     5.6 NO DIVERSIFICATION RIGHTS.

     A Participant may not direct the Committee as to the investment of his or her Restoration Account.

ARTICLE VI.   INVESTMENTS

     Until determined otherwise by the Company, all amounts credited to Participants' Restoration Accounts shall be deemed invested in NOVA Chemicals Stock, unless deemed to be held in cash pending investment in NOVA Chemicals Stock.

ARTICLE VII.  VESTING

     7.1 NONFORFEITABLE. A Participant's Restoration Account shall be vested at all times in the Participant.

     7.2 VESTING OF CONTRIBUTIONS. All Contributions made by the Company on behalf of a Participant to a Participant's Restoration Account shall vest in the Participant as of the date upon which such Contribution is credited.

     7.3 VESTING OF EARNINGS. All interest earnings, dividends, capital gains and capital losses deemed to have been received or realized by the Trustee and arising from Contributions to the Participant's Restoration Account shall vest in the Participant on the date of which such interest earnings, dividends, capital gains and capital losses are credited to such Participant's Restoration Account, which crediting shall occur daily.

     7.4 DECREASES. Vesting is not a guarantee or assurance that the Market Value of the Participant's Restoration Account will not decrease.


                                                                           VII-1

ARTICLE VIII. ASSIGNMENT

     8.1 NO ASSIGNMENT. The interest of any Participant or beneficiary in the income, benefits, payments, claims or rights hereunder shall not in any event be subject to sale, assignment, hypothecation or transfer. Each Participant or beneficiary shall be prohibited from anticipating, encumbering assigning or in any manner alienating his or her interest under the Restoration Plan, and shall be without power to do so. No benefit payable under the provisions of this Restoration Plan shall be subject to a Participant's debts, liabilities or obligations, now contracted, or which may be subsequently contracted. The interest of any Participant or beneficiary shall be free from all claims, liabilities, bankruptcy proceedings or other legal process now or hereafter incurred or arising, and the interest or any part thereof, shall not be subject to any judgment rendered against the Participant or beneficiary.

     8.2 EFFECT OF ACTIONS. Any action which a person may attempt to take contrary to this Article VII shall be void, and the Company, the Committee and all Participants, and their beneficiaries may disregard that action and shall not be bound in any manner thereby. They, and each of them separately, shall suffer no liability for any disregard of that action, and shall be reimbursed on demand by the Company for the amount of any loss, cost or expense incurred as a result of disregarding, or of acting in disregard of, that action.


                                                                          VIII-1

ARTICLE IX.   DISTRIBUTIONS

     9.1 NO LOANS OR WITHDRAWALS. No Participant shall be allowed to borrow from the Restoration Plan. No withdrawal or payment of benefits shall be allowed before a Participant terminates employment with the Company and its Affiliated Companies, retires or dies.

     9.2 DISTRIBUTION ON DEATH. If a Participant dies while an Employee of the Company, his participation in the Restoration Plan shall be terminated and a distribution shall be made as provided pursuant to this Article VIII to the Participant's beneficiary as follows:

     (a) the Market Value of the shares of NOVA Chemicals Stock and any cash subaccounts credited to the Participant's Restoration Account, as of the Death Valuation Date; or

     (b) notwithstanding Subsection (a) above, if a Participant is married at the time of his death, the designation by the Participant of a beneficiary other than his or her spouse shall not take effect (and no distribution of the Participant's Restoration Account as at the Death Valuation Date shall be paid to such beneficiary) unless the spouse of the Participant consented in writing to such designation, and the spouse's consent acknowledges the effect of such designation and is witnessed by a Restoration Plan official or a notary, or it is established to the satisfaction of the Committee that such consent is not required because there is no spouse, because the spouse cannot be located or because of such other circumstances as the Committee may accept.

     9.3 DISTRIBUTION ON TERMINATION. When a Participant retires from employment with the Company in accordance with the terms of any retirement plan established by the Company, or when a Participant's employment with the Company is terminated whether involuntarily or otherwise, his participation in the Restoration Plan shall be terminated and the Market Value of the shares of NOVA Chemicals Stock and any cash subaccounts credited to the Participant's Restoration Account as at the Termination/Retirement Valuation Date shall be paid in accordance with the Participant's distribution election on file with the Plan Administrator; provided, however, that the election form was received by the Plan Administrator at least 12 months prior to the Participant's termination date. In the event the Plan Administrator received no effective election form, or the Participant's termination in the Restoration Plan occurs within the 12 month period after the election form was received by the Plan Administrator, then distribution will occur in a single lump sum payment on or before December 31 of the year of termination, unless administrative limitations do not facilitate payment by such date. In the latter case, payment shall be made as soon as administratively practicable.

     9.4 ELECTION OF OPTIONAL PAYMENT METHODS. In lieu of the lump sum payment paid at the time described in Section 9.3, a Participant may file a distribution election with the Plan Administrator for one or both of the following:

     (a) distribution in five (5) substantially equal annual installments; and

     (b) commencement of his or her distribution, whether in a lump sum or installments, on or before December 31st of the calendar year immediately following the year in which the Participant terminates.

     Notwithstanding the foregoing, if at the time of termination the Market Value of all the shares of NOVA Chemicals Stock credited to a Participant's Restoration Account plus the value of the cash portion of such Account is equal to or less than $50,000, such Participant's Restoration Account shall be distributed in a single lump-sum cash payment.

     A Participant's distribution election, including subsequent modifications to the first election form filed with the Plan Administrator, shall become effective 12 months after it is filed with the Plan Administrator and only if the Participant's termination occurs after such 12-month period.

     9.5 CASH OR SHARES. All distributions paid to a Participant shall be delivered to the Participant by the Company in cash unless the Participant elects a distribution in shares as set out in this Section 9.5 by the Participant submitting a notice thereof to the Committee. If paid in cash, the Company may sell the number of shares of NOVA Chemicals Stock that would have been distributed to the Participant had no such election had been made. The distribution shall equal the value of any cash subaccount plus the proceeds (net of selling expenses and an amount that the Committee reasonably determines is necessary to be withheld and paid over to satisfy federal, state, local and foreign tax authorities pursuant to Section 18.7) realized (or that would have been realized had the sale been made) from the sale of the shares of NOVA Chemicals Stock described in the preceding sentence. Such payment or delivery shall occur within such reasonable time after the retirement or termination as is required by processing unless the Participant has elected to defer distribution to the next Plan Year, in which case payment or delivery shall occur not later than 60 days after the beginning of such Plan Year.

     If the Participant makes an election to receive the entire distribution of his Restoration Account in shares, the number of shares of NOVA Chemicals Stock distributed shall equal seventy percent (70%) of the number of whole shares credited to the Participant's Restoration Account (rounded down to the next whole share). The remaining number of shares shall be sold to provide an amount that the Committee reasonably determines is necessary to be withheld and paid over to satisfy federal, state, local and foreign tax authorities pursuant to
Section 18.7 and to pay any brokerage commissions on the sale of such shares. Any excess cash remaining after payment of taxes and commissions shall be paid to the Participant. In addition, the Participant shall receive cash for any fractional share and the cash value of the Participant's cash subaccount, if any, credited to the Participant's Restoration Account as of the relevant valuation date. Any election (or modification or revocation thereof) to receive shares shall be void unless made at least forty-five (45) days prior to the Participant's distribution date; provided, however, that if the Participant has made a valid election to defer distribution to the next Plan Year, the election to receive shares shall be void unless made at least forty-five (45) days prior to that deferred distribution date. An election for shares shall be irrevocable after the 45-day period has begun.

     9.6 DISCHARGE. Any payment under this Article IX shall discharge the obligation of the Company to pay benefits under the Restoration Plan with respect to such Participant or beneficiary.

ARTICLE X.    THE COMMITTEE

     In order to provide for the orderly administration of the Restoration Plan, the Board shall appoint a committee composed of officers of the Company and directors of the Board (herein referred to as the "Committee"), which shall be structured in the manner and vested with such powers, authorities and discretions as described below:

     10.1 STRUCTURE.

     (a) The Committee shall annually elect a member of the Committee to be chairman.

     (b) The Committee shall annually appoint a secretary who shall maintain minutes and records of all proceedings and transactions of the Committee.

     (c) The Committee from time to time may fix its quorum for the transaction of any business at not less than a majority of its members (which minimum shall be the quorum until so fixed) and no business shall be transacted by the Committee except by resolution in writing signed by all of the members of the Committee or at a meeting of members at which a quorum is present in person or by means of telephone or other telecommunications device that permits all persons participating in the meeting to speak to and hear each other.

     (d) Except as limited herein or by the resolution of the Board, the Committee may regulate the procedures to be followed at its meetings.

     10.2 POWERS, AUTHORITIES AND DISCRETIONS.

     (a) Subject to the direction of the Board, the Committee shall be responsible for the proper and orderly administration of the Restoration Plan, including but not limited to the following:

          (1) approval for filing and filing of such reports, returns and submissions as are required by all persons and bodies having competent jurisdiction over the Restoration Plan; and

          (2) determination of all questions of interpretation and application of the Restoration Plan and any document or agreement written or entered into pursuant to the Restoration Plan; and

          (3) recommending changes to the Restoration Plan and any document or agreement written or entered into pursuant to the Restoration Plan.

     (b) The Committee may appoint such advisors, consultants and counsel as are necessary or deemed by the Committee to be advisable for the proper administration of the Restoration Plan. The Committee and the Board shall be entitled to rely conclusively upon all tables, evaluations, certifications, opinions and reports which shall be furnished by an accountant, legal counsel or other such professional person who shall be employed or engaged for such purposes.

     (c) The Committee shall annually cause to be prepared a report of the operation and administration of the Restoration Plan up to the end of the Plan Year as well as the performance of the investments over the same period. The Board will consider and review the report and if the Board is satisfied with the contents thereof the Board will accept the report.

ARTICLE XI.   MANAGEMENT OF THE RESTORATION PLAN TRUST

     11.1 TRUST. To facilitate operation of the Restoration Plan, the Company has entered into an agreement with the Trustee establishing a Trust Fund. The Company shall cause the Trust to be funded each year by contributions to the Trust in the aggregate amount of the Contributions to the Restoration Plan.

     11.2 EXCLUSIVE PURPOSES. Although the principal of the Trust and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses of Plan Participants and their beneficiaries as set forth herein, no Participant, Participant's estate, beneficiary or other person shall have any rights in or to any part of the principal or income of the Trust or any part of the assets thereof prior to the time such assets are paid to the Participants or their beneficiaries.

     11.3 APPOINTMENT OF TRUSTEE. The Trustee shall be in an arm's-length relationship with the Company and shall be appointed by the Company as Trustee for and on behalf of the Participants, with such rights, powers and authorities as are set forth in the Trust Agreement and any amendments or modifications thereof. The Trustee shall invest the Trust Fund in investments authorized by the Restoration Plan.

     11.4 EXPENSES. All expenses reasonably incurred in connection with the administration of the Restoration Plan including, but not limited to, legal fees, accounting fees and consulting fees, shall be paid by the Company. Except as noted below, all expenses reasonably incurred in connection with the Trust Fund including, but not limited to, fees of the Trustee, and other expenses incurred by the Trustee in managing and administering the Trust Fund and the assets thereof, taxes, governmental assessments and similar charges shall be paid by the Company. Brokerage commissions shall be paid by the Plan.

ARTICLE XII.  AMENDMENTS TO THE RESTORATION PLAN

     12.1 AMENDMENT AND TERMINATION. Subject to the provisions of this Article XI and to any requirements of applicable law including those pertaining to shareholder approval, the Board reserves the right to amend, suspend or terminate the Restoration Plan at any time. No amendment, however, shall reduce any Participant's accrued benefits hereunder, or revert any principal or income to the Company. Notwithstanding the foregoing, the Board may delegate to the Committee the responsibility for approval of administrative amendments to the Restoration Plan and, if such delegation occurs, the Committee will, on an annual basis, report such administrative amendments to the Board. The Committee may sub-delegate this responsibility for approval of administrative amendments to any Restoration Plan Committee.

     12.2 ACCRUED BENEFITS. Notwithstanding the foregoing, no amendment, suspension or termination of the Restoration Plan shall deprive a Participant, a Participant's estate or a Participant's beneficiary otherwise entitled to the benefits thereunder, of any benefits that have accrued on or before the date of amendment, suspension or termination, except as permitted by law.

     12.3 CORRECTIONS. The Committee may correct manifest errors and typographical or clerical mistakes in the text of the Restoration Plan and the proper officers of the Company may execute all such documents as may be necessary to correct such errors and mistakes.

     12.4 EFFECT ON TRUSTEE. No amendment, change or modification shall be made in the Plan which shall, without the Trustee's written consent, alter the Trust duties of the Trustee. All documents reflecting amendments, corrections or other modifications to the Plan shall be delivered to the Trustee.


                                                                           XII-1

ARTICLE XIII. APPLICATION FOR BENEFITS

     13.1 APPLICATION. The Committee may require any person claiming benefits under the Restoration Plan to submit an application therefor, together with such documents and information as the Committee may require. In the case of any person suffering from a disability which prevents the claimant from making personal application for benefits, the Committee may permit, in its discretion, another person acting on the claimant's behalf to submit the application.

     13.2 TIMING.

     (a) Within ninety (90) days following receipt of an application and all necessary documents and information, the Committee's authorized delegate reviewing the claim shall furnish the claimant with written notice of the decision rendered with respect to the application.

     (b) In the case of a denial of the claimant's application, the written notice shall set forth:

          (1) the specific reasons for the denial, with reference to the Restoration Plan provisions upon which the denial is based;

          (2) a description of any additional information or material necessary for perfection of the application (together with an explanation of why the material or information is necessary); and

          (3) an explanation of the Restoration Plan's claim review procedure.

     (c) A claimant who wishes to contest the denial of his application for benefits or to contest the amount of benefits payable to him shall follow the procedures for an appeal of benefits as set forth in Section 13.3 below, and shall exhaust such administrative procedures prior to seeking any other form of relief.

     13.3 APPEAL.

     (a) A claimant who does not agree with the decision rendered with respect to his application may appeal the decision to the Committee.

          (1) The appeal shall be made, in writing, within sixty-five (65) days after the date of notice of the decision with respect to the application.


                                                                          XIII-1

          (2) If the application has neither been approved nor denied within the ninety-day period provided in Section 13.2 above, the appeal shall be made within sixty-five (65) days after the expiration of the ninety-day period.

     (b) The claimant may request that his application be given full and fair review by the Committee. The claimant may review all pertinent documents and submit issues and comments in writing in connection with the appeal.

     (c) The decision of the Committee shall be made promptly, and not later than sixty (60) days after the Committee's receipt of a request for review unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review.

     (d) The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant. If the Committee does not furnish the claimant its decision on review within the time specified in (c) above, the claim shall be deemed denied on review.

                                                                          XIII-2

ARTICLE XIV.  YOUR RIGHTS

     14.1 UNSECURED RIGHTS. Benefits and rights created under this Plan shall be unsecured contractual rights of Participants and beneficiaries against the Company. Any assets held in the Trust will be subject to the claims of the Company's general creditors under federal and state law in the event it or they become "insolvent" as described in Section 1.3 of the Trust. Except as provided in the previous sentence, the assets of the Plan and Trust shall not inure to the benefit of the Company and the same shall be held for the exclusive purpose of providing benefits to Participants and their beneficiaries and for defraying reasonable expenses of administering the Plan and Trust.

     14.2 UNFUNDED PLAN. The provisions of the Restoration Plan shall be interpreted in all cases in a manner consistent with the requirements to be an unfunded plan of deferred compensation for a select group of management and highly compensated employees as described in ERISA sections 201, 301 and 401. It is intended that this Restoration Plan and the benefits thereunder be unfunded and unsecured for tax purposes and for purposes of Title I of ERISA. The Committee shall have the sole discretion and authority to interpret the provisions of the Restoration Plan.

     14.3 NO GUARANTEE. Any benefits payable under the Restoration Plan shall be paid or provided solely from the general assets of the Company and neither the Company, any Affiliated Company or the Committee shall assume any responsibility for the sufficiency of the assets of the Company to provide the benefits payable hereunder. Liabilities of the Company and any Affiliated Company to any Participant or beneficiary pursuant to the Restoration Plan shall be those of a debtor pursuant only to the contractual obligations created by the Restoration Plan; no such obligation of the Company and an Affiliated Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company, such Affiliated Company or otherwise. To the extent that any Participant or beneficiary acquires a right to receive payment from the Company or an Affiliated Company under the Restoration Plan, such right shall be no greater than the right of an unsecured general creditor of the Company and the Affiliated Company. No Employer or Affiliated Company shall, by virtue of any provisions of the Restoration Plan or by any action of any person, be deemed to be a trustee or other fiduciary of any property for any Participant or beneficiary.


                                                                           XIV-1

ARTICLE XV.   MERGER RESTRICTION

     The Restoration Plan and its related Trust, if any, shall not merge or consolidate with in whole or in part, or transfer its assets or liabilities to, any other plan or trust fund unless each affected Participant would receive a benefit immediately after the merger, consolidation or transfer (if the Restoration Plan then terminated) which is equal to or greater than the benefit the Participant would have been entitled to receive immediately prior to the merger, consolidation or transfer if the Restoration Plan had then terminated.

ARTICLE XVI.  MISCELLANEOUS

     16.1 NO EMPLOYMENT RIGHTS. The Restoration Plan and the Trust have been established and are maintained as the voluntary and unilateral undertakings of the Company and shall not give or be deemed to give any Participant a right to continued employment and shall not interfere with any right of the Company or any Affiliated Company to discharge any Participant at any time. Any benefit to which a Participant may be entitled hereunder shall for all purposes under this Restoration Plan or otherwise be deemed an additional benefit of being an Employee but shall not be construed or interpreted as forming any part of the earnings of a Participant. The Company expressly disavows the creation of any rights in Employees or beneficiaries or any obligations on the part of the Company or the Committee, except as expressly provided herein.

     16.2 NO SHAREHOLDER RIGHTS. NOVA Chemicals Stock credited under this Restoration Plan shall be used solely as a device for the measurement and determination of the amounts to be paid as benefits under this Restoration Plan. Each Participant's rights with respect to such shares is limited to the right to receive a distribution of Restoration Plan benefits as herein provided. No Participant shall be entitled to any voting or dividend rights or any other rights of a shareholder with respect to shares credited under this Restoration Plan until due issuance of shares to him or her. Prior to such due issuance, such shares, shall not be treated as property owned or beneficially owned by the Participant.

     16.3 TRANSFER RESTRICTIONS PROVISIONS.

     (a) This Restoration Plan and the issuance or transfer of shares of NOVA Chemicals Stock (and/or the payment of money) pursuant thereto are subject to all applicable Federal and state laws, rules and regulations, to the rights, preferences, limitations, and restrictions set forth in the Certificate of Incorporation and Bylaws of, and to such approvals by any regulatory or governmental agency (including without limitation "no action" positions of the Securities and Exchange Commission) which may, in the opinion of counsel for the Company or NOVA Chemicals, be necessary or advisable in connection therewith. Without limiting the generality of the foregoing, no shares shall be issued by NOVA Chemicals, nor cash payments made by the Company or NOVA Chemicals, unless and until all legal requirements applicable to the issuance or payment have, in the opinion of counsel to the Company and NOVA Chemicals, been complied with. In connection with any stock issuance or transfer, the person acquiring the shares shall, if requested by the Company or NOVA Chemicals, give assurance satisfactory to counsel to the Company or NOVA Chemicals in respect to such matters as the Company or NOVA Chemicals may deem desirable to assure compliance with all applicable legal requirements and NOVA Chemicals' Certificate of Incorporation and Bylaws.

     (b) NOVA Chemicals shall at all times maintain an effective registration statement under the Securities Act of 1933 and timely comply with the reporting requirements under the Securities Exchange Act of 1934

                                                                           XVI-1
with respect to the shares of NOVA Chemicals Stock. NOVA Chemicals shall obtain any other Federal, state or local approvals as may be necessary from time to time to enable the Company or NOVA Chemicals to consummate any desired conversion or disposition of the shares of NOVA Chemicals Stock.

     16.4 BINDING ACTION. Any action taken in good faith by the Committee in the exercise of authority conferred upon it by the Restoration Plan shall be conclusive and binding upon the Participants and their beneficiaries. All discretionary powers conferred upon the Committee shall be absolute.

     16.5 WITHHOLDING. The Company shall withhold from any payment hereunder any required amount of applicable income and other taxes. Notwithstanding the foregoing, if the Company, in its sole discretion, determines that the Participant is subject to income or other tax withholding prior to the payment of benefits hereunder, all such amounts shall be withheld from the compensation otherwise payable by the Company or other Affiliated Company that employs the Participant. The Committee will provide to the Company all information reasonably requested by the Company to calculate the appropriate withholding amount. In accordance with written instructions from the Company, the Committee shall sell such number of shares of NOVA Chemicals necessary to provide the required withholding with respect to benefits payable from the Restoration Plan. The withholding of any taxes hereunder shall not affect the determination of whether a Participant has received the benefits to which he is entitled to under the Restoration Plan.

     16.6 INDEMNITY.

     (a) To the extent permitted by law, the Company hereby indemnifies each member of the Board and the Committee, and any other employee of the Company with duties under the Restoration Plan, against expenses (including any amount paid in settlement) reasonably incurred by him or her in connection with any claims against him by reason of his or her conduct in the performance of his duties under the Restoration Plan, except in relation to matters as to which he or she acted fraudulently or in bad faith in the performance of such duties. The preceding right of indemnification shall pass to the estate of such a person.

     (b) The preceding right of indemnification shall be in addition to any other right to which the Board or Committee member or other person may be entitled as a matter of law or otherwise.

     16.7 COMPLIANCE WITH LAW. Notwithstanding any other provision of the Restoration Plan, the Company may refrain from doing anything otherwise required herein which would or might, in the Company's opinion, be contrary to the law of any jurisdiction or any official directive or render the Company liable to any person otherwise than as provided or contemplated herein.


                                                                           XVI-2